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                                                                   Exhibit 10.14

                           SECOND AMENDED AND RESTATED
                                 LOAN AGREEMENT
                              AS OF MARCH 30, 2001

         THE KROLL-O'GARA COMPANY, formerly known as The O'Gara Company ("TKOGC"), O'GARA-HESS & EISENHARDT ARMORING COMPANY ("OGHEAC"), KROLL HOLDINGS, INC. ("KHI") and KROLL ASSOCIATES, INC. ("KAI") (TKOGC, OGHEAC, KHI and KAI are sometimes hereinafter individually and collectively referred to as the "Borrower"), and KEYBANK NATIONAL ASSOCIATION ("Lender"), hereby agree as set forth below. This Agreement amends and restates that certain Amended and Restated Loan Agreement dated as of October 30, 1998 between The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt Armoring Company, Kroll Holdings, Inc. and Kroll Associates, Inc. and Lender (the "Prior Agreement"). All Loans, accrued interest and fees outstanding under the Prior Agreement will be deemed to be outstanding under this Agreement.

1. RECITALS.

         1.1 On May 30, 1997, The O'Gara Company and O'Gara-Hess & Eisenhardt Armoring Company and Lender entered into a loan agreement (the "Original Agreement"). On December 1, 1997, The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt Armoring Company, Kroll Holdings, Inc. and Kroll Associates, Inc. and Lender entered into an Amended and Restated Loan Agreement. On October 30, 1998, Borrower and Lender entered into the Prior Agreement. Such Prior Agreement was amended by an Amendment to Loan Agreement dated as of June 25, 1999, a Second Amendment to Loan Agreement dated as of October 6, 1999, a Third Amendment to Loan Agreement dated May 12, 2000, a Fourth Amendment to Loan Agreement dated September __, 2000, a Fifth Amendment to Loan Agreement dated as of December 28, 2000, and a Sixth Amendment to Loan Agreement dated as of March __, 2001, all of which were made a part of the Prior Agreement.

         1.2 Borrower and Lender desire to amend and restate the Prior Agreement, pursuant to this Second Amended and Restated Loan Agreement (this "Agreement" or the "Loan Agreement").

2. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein will have the meanings given those terms in the second to last section of this Agreement.

3. CREDIT FACILITIES.

         3.1 REVOLVING CREDIT LOAN.

         3.1.1 TOTAL FACILITY. Lender will make available to Borrower a revolving credit facility of up to $40,000,000 ("Total Facility"), subject to the terms and conditions and

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made upon the representations and warranties of Borrower set forth in this
Agreement. Amounts outstanding under the revolving credit facility from time to time will be referred to as the "Revolving Credit Loan". The Revolving Credit Loan will be represented by the promissory note of Borrower of even date herewith and all amendments, extensions and renewals thereto and restatements and replacements thereof ("Revolving Credit Note"). The Revolving Credit Loan will bear interest and will be payable in the manner set forth in the Revolving Credit Note, the terms of which are incorporated herein by reference.

         Beginning on June 30, 2001 and on the additional dates set forth below (each a "Reduction Date"), the amount of the Total Facility (and the amount permitted to be borrowed hereunder) will be reduced by the amount specified next to such date below. To the extent the amount outstanding on the Revolving Credit Loan is in excess of the amount of the Total Facility on any Reduction Date (after giving effect to such reduction) the Borrower will make a principal payment to the Lender in the amount of such excess on such Reduction Date.

               Reduction Date                              Required Reduction
               --------------                              ------------------

               June 30, 2001                               $1,135,800

               September 30, 2001                          $1,135,800

               December 31, 2001                           $1,703,700

               March 31, 2002                              $1,703,700

To the extent that the Revolving Credit Loan is less than the Total Facility, Borrower may borrow such excess provided no Event of Default is then existing. At no time shall Borrower be entitled to use the proceeds from the sale of any assets consented to by Lender pursuant to SECTION 7.13 to make such Required Payments.

         3.1.2 ADVANCES. Advances will be made as specified in the Revolving Credit Note.

         3.1.3 EXTENSIONS. After the initial term of the Revolving Credit Note, Lender in its sole discretion may extend or renew the Total Facility and the Revolving Credit Note by accepting from Borrower one or more new notes, each of which will be deemed to be the Revolving Credit Note under this Agreement. In no event will Lender be under any obligation to extend or renew the Total Facility or the Revolving Credit Note beyond the initial term thereof.

         3.1.4 COMMITMENT FEE. Borrower will pay to Lender a commitment fee from the date on which all of the conditions precedent set forth in Section 9.1, below are satisfied, computed at the rate of 0.25% per annum, on the average daily difference between: (i) the outstanding amount of the Note and (ii) the Total Facility, such Commitment Fee to be

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payable quarterly in arrears on the last day of each September, December, March and June and upon the maturity date of the Note and/or the date this Agreement is terminated.

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         3.2 ISSUANCE OF LETTERS OF CREDIT.]

            3.2.1 ALTERNATE LETTER OF CREDIT. Lender has issued for the account of Borrower its letter of credit ("Alternate Letter of Credit") in substitution of the letter of credit issued by PNC Bank, Ohio, National Association ("PNC Letter of Credit") in connection with Borrower's $2,300,000 Variable Rate Demand Economic Development Revenue Bonds, Series 1986 (O'Gara Hess & Eisenhardt Armoring Company Limited Partnership Project) ("Bonds"), which Alternate Letter of Credit is in the amount of $1,356,250.

            3.2.2 TRANSACTIONAL LETTERS OF CREDIT. In consideration of the terms and conditions of this Agreement, Lender from time to time at the request and on the instructions of Borrower, has and will continue to issue for the account of Borrower, Lender's acceptance and/or letters of credit and renewals, extensions and amendments thereto (collectively, "Transactional Letters of Credit"). The specific terms with respect to each Transactional Letter of Credit will be as requested by Borrower; PROVIDED that (i) the requested Transactional Letter of Credit satisfies the requirements of Section 3.2.3 below, and (ii) the maximum stated amount of the Transactional Letters of Credit outstanding at any time may not exceed $6,000,000. Borrower acknowledges that as to each Transactional Letter of Credit, Borrower: (a) will independently determine that it is in its best interest to enter into the transaction to which the Transactional Letter of Credit relates and to cause the Transactional Letter of Credit to be issued to the beneficiary, (b) is responsible for the terms and wording of the Transactional Letter of Credit, including but not limited to the conditions of drawing contained therein, and (c) is not relying on Lender in any manner with respect to the items described in clauses (a) and (b) above, and has sought independent legal or other advice with respect thereto to the extent it deemed necessary.

            3.2.3 TERMS OF TRANSACTIONAL LETTERS OF CREDIT. All Transactional Letters of Credit shall be issued on Lender's standard forms therefor (or in such other form as Lender and Borrower may agree) for the account of Borrower and shall be, unless otherwise agreed by Lender in its discretion, denominated in United States Dollars. Unless Lender agrees otherwise, no Transactional Letter of Credit shall be issued or renewed with a maturity date beyond May 31, 2002.

            3.2.4 PROCEDURE FOR TRANSACTIONAL LETTERS OF CREDIT. Borrower shall give Lender written notice (or telephone advice thereof promptly confirmed in writing but in no event later than 11:00 a.m. Cincinnati time on the day on which such telephonic notice is given) of its request for a Transactional Letter of Credit at least five (5) Business Days prior to the date on which a Transactional Letter of Credit is requested to be issued. Such notice shall be accompanied by all Letter of Credit Documents reasonably required by Lender, duly executed, and shall specify: (a) the name and address of the beneficiary of the Transactional Letter of Credit, (b) the type and amount of the Transactional Letter of Credit, (c) whether the Transactional Letter of Credit is revocable or irrevocable, (d) the Business Day on which the Transactional Letter of Credit is to be issued and the date on which the Transactional Letter of Credit is to expire, (e) the terms of payment of any draft or drafts which may be drawn under

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the Transactional Letter of Credit, and (f) any other terms or provisions
Borrower desires to be contained in the Transactional Letter of Credit. In the event of any conflict between the provisions of this Agreement and the provisions of any applicable Letter of Credit Documents, the provisions of this Agreement shall prevail and control unless otherwise expressly provided in the Letter of Credit Documents. Lender will, subject to the terms and conditions of this Credit Agreement, make such Transactional Letter of Credit available to Borrower at Lender's office.

            3.2.5 LETTER OF CREDIT FEES AND EXPENSES. In consideration of the issuance by Lender of each of the Letters of Credit, Borrower will pay to Lender
(a) commissions with respect to each Letter of Credit so long as Lender is obligated under the applicable Letter of Credit, computed on such amounts and:
(i) as to Letters of Credit that are standby letters of credit, at the rate of one percent (1%) per annum of the stated amount of each Letter of Credit, payable quarterly for Letters of Credit then outstanding in advance and calculated on the basis of a year of 360 days and the actual number of days elapsed, with a $300 minimum per Letter of Credit per annum and an additional issuance fee of $150 per Letter of Credit, such minimum fees and issuance fees to be adjusted from time to time to Lender's standard rates and with respect to Letters of Credit when the minimum fee is charged the fee will be collected upon its issuance, and (ii) as to Letters of Credit that are import/export letters of credit, at the rate of one quarter of one percent (.25%) of the stated amount of each Letter of Credit, payable upon issuance, with a $75 minimum per Letter of Credit and an additional issuance fee of $50 per Letter of Credit, such minimum fees and issuance fees to be adjusted from time to time to Lender's standard rates and (b) all expenses that Lender reasonably incurs in connection with any Letter of Credit (including but not limited to attorney's fees, wire transfer charges, fees of correspondent and confirming banks, foreign exchange fees, etc.). Lender will credit Borrower on a pro-rata basis for Letters of Credit commissions with respect to Letters of Credit paid or terminated prior to its stated maturity date.

            3.2.6 REIMBURSEMENT FOR DRAWINGS. Borrower will reimburse Lender for any drawing under a Letter of Credit on the day on which payment of such drawing is made by Lender unless otherwise agreed to in writing by the Lender. All payments hereunder will be made in United States Dollars and as to any drafts or acceptances payable in currency other than United States Dollars, Borrower will pay Lender the equivalent of the amount paid by Lender in United States Dollars. Equivalent United States Dollar amounts will be determined at the selling rate of exchange then offered at the time of payment by Lender for cable transfers to the place of payment in the currency in which the acceptance or draft is payable, plus any payments made by Lender to comply with any governmental exchange regulations applicable to the purchase of such foreign currency. All delinquent reimbursement payments will bear interest at the Default Rate.

            3.2.7 METHOD AND PLACE OF PAYMENT. All payments by Borrower to Lender under this Agreement will be made to Lender in lawful currency of the United States and in immediately available funds at its office at 525 Vine Street, Cincinnati, Ohio 45202,

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until otherwise notified in writing by Lender. In the event the date specified for any payment is not a Business Day, such payment will be made on the next following Business Day and interest after such Business Day (and after the expiration of any applicable grace period, if any) will accrue at a rate equal to the Default Rate until paid.


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         3.2.8 LIABILITY AND INDEMNIFICATION OF LENDER.

                  Any action taken or omitted by Lender, any correspondent bank or confirming bank, under or in connection with the Letters of Credit or drafts or documents relating thereto, if taken or omitted without negligence or willful misconduct, will be binding upon Borrower and will not result in Lender or any correspondent bank or confirming bank being under any liability to Borrower. Lender, any correspondent bank or confirming bank or any of their officers, directors or employees will not be liable or responsible for: (a) the use which may be made of the Letters of Credit or for any acts or omissions of any beneficiaries or any transferees in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) if through the actions of shippers or any other party, any documents fail to reach their destination in due time; (d) the kind, quality, quantity, delivery or existence of property represented by any documents; (e) the sufficiency, coverage or validity of any insurance, the financial standing or responsibility of any insurer, or any other risk connected with insurance on any property; (f) delay in giving or the failure to give notice of arrival or any other notice; (g) failure of any draft to bear any reference or adequate reference to any of the Letters of Credit; (h) any delay or deviation from instructions in regard to shipment or any delay or deviation from instructions in regard to payment other than on a Letter of Credit; (i) any variation between invoices and insurance documents or between invoices and bills of lading, warehouse receipts or other documents; (j) any negligence or fraud of any shipper, inspector, forwarding agent or other party; (k) errors, omissions, interruptions or delays in transmission or delivery of any messages or documents by mail, telex or other means; or (l) any other circumstances whatsoever in making or failing to make payment under any of the Letters of Credit, except only damages which Borrower proves were caused by Lender, any correspondent bank or confirming bank or any of their officers, directors or employees under either of the following circumstances and in those cases Borrower will have a claim only against the entity or its officers, directors or employees that actually committed the acts giving rise to such claim: (i) negligence or willful misconduct in determining whether a draft or other documents presented under any Letter of Credit complies with the terms of the Letter of Credit or (ii) the willful or negligent failure to pay under a Letter of Credit after the presentation to it by any beneficiary or transferee of a draft and documents strictly complying with the terms and conditions of the Letter of Credit. In furtherance of and not in limitation of the foregoing, Lender, its correspondent banks and confirming banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and any action taken or omitted in good faith in connection with any of the Letters of Credit or any documents or property related to any of the Letters of Credit will be binding on Borrower and will not result in any liability of Lender, its correspondent banks and confirming banks will not be liable for any failure or inability to perform in accordance with the terms of any of the Letters of Credit by reason of any censorship, law, control or restriction rightfully or wrongfully exercised by any de facto or de jure government or group exercising or exerting

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governmental powers, or for any other act or omission for which banks are relieved of responsibility under applicable law and/or the Uniform Customs, as that term is defined below.

            Borrower hereby agrees at all times to indemnify, defend and hold harmless Lender and its correspondent banks and confirming banks, and all directors, officers, employees, agents and attorneys thereof, from and against any and all claims, suits and other legal proceedings, and from and against any and all demands, liabilities, judgments, losses, claims, damages, attorney fees, court costs, interest and penalties, costs and other expenses which Lender or any such indemnified party jointly or severally may, at any time, sustain or incur by reason of or in consequence of or arising out of this Agreement or any of the Letters of Credit or the use (or the proposed or potential use) of the proceeds hereunder or thereunder, including but not limited to any of the foregoing arising out of any legal proceeding seeking to enjoin or require any payment under any of the Letters of Credit; provided that Borrower is not required to indemnify Lender, correspondent banks or confirming banks for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or negligence of such entity in determining whether a draft or other documents presented under any of the Letters of Credit complied with the terms of the Letter of Credit or (b) the willful or negligent failure of such entity to pay under any of the Letters of Credit after the presentation to it by the beneficiary or any transferee of a draft and documents strictly complying with the terms and conditions of any of the Letters of Credit. Without limiting the generality of the foregoing but also subject to the terms and conditions of the foregoing, Borrower agrees that if, after receipt by Lender of any payment of all or any part of the Letter of Credit obligations, demand is made at any time upon Lender, or any correspondent or confirming bank for the repayment or recovery of any amount or amounts received by it in payment or on account of any of the Letter of Credit obligations and it repays all or any part of such amount or amounts by reason of any final and non-appealable judgment, decree or order of any court or administrative body that Lender has defended in good faith, or by reason of any settlement or compromise of any such demand entered into in good faith and on reasonable grounds, this Agreement will continue in full force and effect and Borrower will be liable, and will indemnify, defend and hold harmless Lender and any correspondent or confirming bank for the amount or amounts so repaid. The provisions of this Section will be and remain effective notwithstanding any contrary action so taken will be without prejudice to the rights of Lender and any correspondent or confirming bank under this Agreement and will be deemed to have been conditioned upon such payment having become final and irrevocable.

            The provisions of this SECTION 3.2.8 will survive the termination of this Agreement.

         3.2.9 DOCUMENTATION. Lender may accept or honor as complying with any Letter of Credit any draft or other document otherwise in order which has been signed or issued by or to the administrator, executor or trustee in bankruptcy of or any receiver for any of the property of any party designated in any of the Letters of Credit or in Borrower's instructions, in the place of the name, signature or act of such party.

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         3.3 ADDITIONAL COSTS.

            3.3.1 TAXES, RESERVE REQUIREMENTS, ETC. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive of any such authority (whether or not having the force of law), will: (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Lender, by any jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Lender has its principal office), (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or (c) impose any other condition with respect to this Agreement, any Note executed in connection with this Agreement or any of the Security Documents, and the result of any of the foregoing is to increase the cost of making, funding or maintaining any such Note or to reduce the amount of any sum receivable by Lender thereon, then Borrower will pay to Lender from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for such increased cost or reduced sum receivable provided, however, that Borrower will be responsible for such payment only if Lender requires such payments from other similarly situated Persons to whom Lender extends credit that are obligated to Lender pursuant to provisions similar to this Section.

            3.3.2 CAPITAL ADEQUACY. If either: (a) the introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation or (b) compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated, made, or that becomes effective (in whole or in part) after the date hereof affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation directly or indirectly owning or controlling Lender and Lender determines that such introduction, change or compliance has or would have the effect of reducing the rate of return on Lender capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder or under any Note or any commitment to lend thereunder to a level below that which Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account Lender's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Lender (in its sole discretion) to be material, then, from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such reduction provided, however, that Borrower will be responsible for such payment only if Lender requires such payments from other similarly situated Persons to whom Lender extends credit that are obligated to Lender pursuant to provisions similar to this Section.

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         3.3.3 CERTIFICATE OF LENDER. A certificate of Lender setting forth such amount or amounts as will be necessary to compensate Lender as specified above will be delivered to Borrower and will be conclusive absent manifest error. Borrower will pay Lender the amount shown as due on any such certificate within 10 days after its receipt of the same; provided, however that Lender will deliver such certificate to Borrower within six months of Lender' obtaining knowledge of the occurrence of an event for which Borrower is responsible hereunder. The protection of this Section will be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, etc., that results in the claim for compensation under this Section.

4. COLLATERAL.

     4.1 The Collateral for the repayment of the Obligations will be that granted pursuant to the Security Documents.

     4.2 The Collateral for the reimbursement obligations with respect to the Alternate Letter of Credit is the Mortgage.

5. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Agreement and to make the advances herein contemplated, Borrower hereby represents and warrants as to itself and each Guarantor as follows:

     5.1 ORGANIZATION. Borrower and each Guarantor is a corporation or limited liability company, as applicable, duly organized and in good standing under the laws of the state of its incorporation, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets except where the failure to so qualify would not have a material adverse effect on its condition, financial or otherwise, and has the power and authority to own and operate its assets and to conduct its business as is now done.

     5.2 LATEST FINANCIALS. Its Current Financial Statements dated December 31, 2000 as delivered to Lender are true, complete and accurate in all material respects and fairly present its financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of its operations for the periods specified therein. The annual financial statements of all business entities included in the Current Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with preceding periods subject to any comments and notes contained therein. It shall be an Event of Default under this Agreement if, upon delivery of the audited Current Financial Statements dated December 31, 2000 to Lender, Lender determines in its sole discretion that a material adverse change has occurred in the financial condition of Borrower and its Subsidiaries taken as a whole from the internally prepared financial statements dated December 31, 2000 and attached hereto as SCHEDULE 5.2 that have been delivered to Lender.

     5.3 RECENT ADVERSE CHANGES. Except as specifically disclosed in the Disclosure Schedule and/or the Proxy Statement/Prospectus, since the dates of the most recent of its

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Current Financial Statements, none of Borrower or Guarantors have suffered any damage, destruction or loss which has materially and adversely affected the business or assets of Borrower or its Subsidiaries taken as a whole and no event or condition of any character has occurred which has materially and adversely affected TKOGC and its Subsidiaries' assets, liabilities, business or financial condition taken as a whole, and it has no knowledge of any event or condition currently existing or threatened which may materially and adversely affect TKOGC and its Subsidiaries' assets, liabilities, business or financial condition taken as a whole.

     5.4 RECENT ACTIONS. Except as disclosed in the Disclosure Schedule and/or the Proxy Statement/Prospectus, since the dates of the most recent of its Current Financial Statements, each of its business has been conducted in the ordinary course and each of Borrower and Guarantor have not: (a) incurred any obligations or liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities incurred and obligations under contracts entered into in the ordinary course of business and other than liabilities to Lender or otherwise as may be permitted herein; (b) discharged or satisfied any lien or encumbrance or paid any obligations, absolute or contingent, other than current liabilities, in the ordinary course of business; (c) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, tangible or intangible, or cancelled any debts or claims except in the ordinary course of business and except for Permitted Liens; or (d) made any loans, other than to Subsidiaries as permitted under this Agreement, or otherwise conducted its business other than in the ordinary course.

     5.5 TITLE. Borrower and each Guarantor has good and marketable title to the assets reflected on the most recent of its Current Financial Statements, free and clear from all liens and encumbrances except for: (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on said balance sheet or notes, (c) any security interests, pledges or mortgages to Lender, in its capacity as Collateral Agent, in connection with the closing of this Agreement, (d) assets disposed of in the ordinary course of business, and (e) Permitted Liens.

     5.6 TITLE TO GOVERNMENT RECEIVABLES. Borrower and each Guarantor has good and marketable title to the Government Receivables, free and clear from all liens and encumbrances, except for any security interests, pledges or assignments to Lender, in its capacity as Collateral Agent, in connection with the closing of this Agreement.

     5.7 LITIGATION, ETC. Except as disclosed on the Disclosure Schedule and/or the Proxy Statement/Prospectus, as of the date hereof, there are no actions, suits, proceedings or governmental investigations pending or, to its knowledge, threatened against Borrower or any Guarantor and there is no basis known to it for any such actions, suits, proceedings or investigations which, if adversely determined, could result in a material and adverse change in the financial condition, business or assets of TKOGC and its Subsidiaries taken as a whole.

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     5.8 TAXES. Except as to taxes not yet due and payable, it has filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property, including unemployment, social security and similar taxes; and all of such taxes have been either paid or adequate reserve or other provision has been made therefor. It has filed for no extension of time for the payment of any tax or for the filing of any tax return, other than the filing for extensions that may be filed after the Closing Date.

     5.9 AUTHORITY. Borrower and each Guarantor has full power and authority to enter into the transactions provided for in this Agreement. The documents to be executed by it in connection with this Agreement, when executed and delivered by it will constitute the legal, valid and binding obligations of it enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity).

     5.10 OTHER DEFAULTS. There does not now exist any default or violation by it of or under any of the terms, conditions or obligations of: (a) as to entities only, its Articles or Certificate of Incorporation or Organization and Regulations or Bylaws or Operating Agreement, as applicable; (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; (c) the Note Purchase Agreement, as amended and/or restated from time to time; or (d) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law or by any governmental authority, court or agency; and the transactions contemplated by this Agreement and the Security Documents will not result in any such default or violation.

     5.11 LICENSES, ETC. It has obtained any and all material licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business. It possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity.

     5.12 SUFFICIENT CAPITAL. It now has capital sufficient to carry on its business, all business and transactions in which it is about to engage, and is now solvent and able to pay its debts as they mature. It now owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

     5.13 ERISA. It and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which it or any such ERISA Affiliate was required to file a report with the PBGC, and, as of the Closing Date, the present value of all benefit liabilities under all the Plans (based on those assumptions used to



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fund such Plans) did not, as of the last annual valuation date applicable thereto, exceed by more than $25,000 the aggregate value of the assets of such Plans. Neither it nor any such ERISA Affiliate has incurred any Withdrawal Liability that materially adversely affects the financial condition of it and its ERISA Affiliates taken as a whole. Neither it nor any such ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially and adversely affect the financial condition of it and its ERISA Affiliates taken as a whole.

     5.14 REGULATION U. No part of the proceeds of any Loans will be used to purchase or carry any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System).

     5.15 ENVIRONMENTAL MATTERS. Qualified, however, as to SECTION 5.15.3, below, by those matters, if any, set forth in the Environmental Report:

         5.15.1 Borrower and the activities or operations on any of the real estate that Borrower owns or occupies (the "Property") are in compliance in all material respects with all applicable material federal, state and local, statutes, laws, regulations, ordinances, policies and orders relating to regulation of the environment, health or safety, or contamination or cleanup of the environment (collectively "Environmental Laws").

         5.15.2 Borrower has obtained all material approvals, permits, licenses, certificates, or satisfactory clearances from all governmental authorities required under Environmental Laws with respect to the Property and any activities or operations at the Property.

         5.15.3 To the best of Borrower's knowledge, after an investigation meeting the standard set forth at 42 U.S.C. Section 9601 (35)(B)(1986) and any similar standards for environmental investigations under state Environmental Laws ("Due Investigation"), there have not been and are not now any solid waste, hazardous waste, hazardous or toxic substances, pollutants, contaminants, or petroleum in, on, under or about the Property in violation of any applicable law. The use which Borrower makes and intends to make of the Property will not result in the deposit or other release of any hazardous or toxic substances, solid waste, pollutants, contaminants or petroleum on, to or from the Property.

         5.15.4 To the best of Borrower's knowledge, after Due Investigation, there have been no complaints, citations, claims, notices, information requests, orders or directives on environmental grounds or under Environmental Laws (collectively "Environmental Claims") made or delivered to, pending or served on, or anticipated by Borrower or its agents, or of which Borrower or its agents, are aware or should be aware (i) issued by any governmental department or agency having jurisdiction over the Property or the activities or operations at the Property, or (ii) issued or claimed by any third party relating to the Property or the activities or operations at the Property.

     5.16 LABOR MATTERS. There are no material strikes or other material labor disputes against it pending or, to its knowledge, threatened. The hours worked and payment made to its employees in all material respects have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from it, or for which any claim may be made against it, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on its books. The consummation of the transactions contemplated herein will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

     5.17 NAME, PLACES OF BUSINESS AND LOCATION OF COLLATERAL. The address of its respective principal place of business and every other place from which Borrower and each Guarantor conducts business is as specified in the Disclosure Schedule. The Collateral and all books and records pertaining to the Collateral are and will be located at the addresses indicated on the Disclosure Schedule. In the five years preceding the date hereof, Borrower and each Guarantor has not conducted business under any name other than its current name nor maintained any place of business or any assets in any jurisdiction other than those disclosed on the Disclosure Schedule.

     5.18 STOCK. Except as listed on the Disclosure Schedule, Borrower and each Guarantor do not own more than one percent (1%) of the issued and outstanding capital stock or other ownership interests of any corporation, firm or entity.

     5.19 SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES. Except as listed on the Disclosure Schedule, Borrower and each Guarantor has no Subsidiaries and is not a party to any partnership agreement or joint venture agreement.

     5.20 CONSENTS. Except for the consent in connection with the Government Receivables, no consent, approval, exemption, order or authorization of, or a registration or filing with, any government body or any third party is required by any law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Security Documents by Borrower or Guarantor.

     5.21 STATUS OF PLEDGED COLLATERAL. Except for Securify, Inc., all the shares of capital stock included in the Pledged Collateral to be pledged pursuant to the Pledge Agreements are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Lender to dispose of the shares may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder or other agreements or understandings with respect to the shares of capital stock included in the Pledged Collateral.

     5.22 SECURITY INTERESTS. The liens and security interests granted to Lender pursuant to the Security Documents in the Collateral constitute and will continue to constitute security interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the "Uniform Commercial Code") or other applicable law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral, all such action as is necessary or advisable to establish such rights of Lender will have been taken, and there will be upon execution and delivery of the Security Documents, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements, and except for any instruments required to be filed under the Collateral Assignment or the Federal Assignment of Claims Act, and except for actions required to be taken with pledges or the perfection of foreign securities. All filing fees and other expenses in connection with each such action have been or will be paid by Borrower.

6. AFFIRMATIVE COVENANTS. From the date of execution of this Agreement until all Obligations to Lender have been fully paid and this Agreement terminated, Borrower will and will cause each Guarantor to:

     6.1 BOOKS, RECORDS AND ACCESS TO THE COLLATERAL. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions and give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as it may from time to time reasonably request. It will give Lender reasonable access to the Collateral for the purposes of examining the Collateral and verifying its existence. Borrower and each Guarantor will make available to Lender for examination copies of any reports, statements or returns which it may make to or file with any governmental department, bureau or agency, federal or state, and will furnish to Lender copies of any reports, statements or returns and exhibits thereto that Borrower may make to or file with the Securities Exchange Commission. In addition, Borrower and each Guarantor will be available to Lender, or cause its officers or members, as applicable, to be available from time to time upon reasonable notice to discuss the status of the Loans, its respective business and any statements, records or documents furnished or made available to Lender in connection with this Agreement.

     6.2 QUARTERLY STATEMENTS. Furnish Lender within 45 days after the end of each calendar quarter internally prepared financial statements of TKOGC with respect to such calendar quarter, which financial statements will: (a) be in reasonable detail and in form reasonably satisfactory to Lender; (b) be accompanied by a Compliance Certificate; (c) include a balance sheet as of the end of such period, profit and loss and surplus statements for such period and a statement of cash flows for such period; (d) include prior year comparisons; and (e) be on a consolidated and consolidating basis for TKOGC and its Subsidiaries. The delivery by TKOGC of its quarterly report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission will be deemed to satisfy the financial statement delivery requirements of this Section.

     6.3 ANNUAL STATEMENTS. Furnish Lender within 105 days after the end of each fiscal year of TKOGC annual audited financial statements which will; (a) include a balance sheet as of the end of such year, profit and loss and surplus statements and a statement of cash flows for such year; (b) be on a consolidated basis with TKOGC and its Subsidiaries; (c) be accompanied by a Compliance Certificate, and (d) contain the unqualified opinion of an independent certified public accountant acceptable to Lender and its examination will have been made in accordance with generally accepted auditing standards and such opinion will contain a report reasonably satisfactory to Lender of any inconsistency in the application of generally accepted accounting principles with the preceding years' statements, if any. The delivery by TKOGC of its annual report on Form 10-K prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission will be deemed to satisfy the financial statement delivery requirements of this Section.

     6.4 AUDITOR'S LETTERS, ETC. Furnish any letter, other than routine correspondence, directed to it by its auditors or independent accountants, relating to its financial statements, accounting procedures, financial condition, tax returns or the like since the date of the most recent of its Current Financial Statements to Lender.

     6.5 TAXES. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it has set aside adequate reserves or made other adequate provision with respect thereto, but any such disputed item will be paid forthwith upon the commencement of any proceeding for the foreclosure of any lien which may have attached with respect thereto, unless Borrower has set aside with Lender cash reserves to cover the amount in dispute.

     6.6 OPERATIONS. Continue its business operations in substantially the same manner as at present, except where such operations are rendered impossible by a fire, strike or other events beyond its control; keep its real and personal properties in good operating condition and repair; make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which it is party or under which it occupies or holds real or personal property so as to prevent any loss or forfeiture thereof or thereunder.

     6.7 INSURANCE. Comply with the insurance requirements of the Security Documents. In addition, keep its respective insurable real and personal property insured with responsible insurance companies against loss or damage by fire, windstorm and other hazards which are commonly insured against in an extended coverage endorsement in an amount equal to not less than 80% of the insurable value thereof on a replacement cost basis and also maintain public liability insurance in a reasonable amount. Schedules of all insurance will be submitted to Lender upon request. Such schedules will contain a description of the risks covered, the amounts of insurance carried on each risk, the name of the insurer and the cost of such insurance. Such schedules will be supplemented from time to time promptly to reflect any change in insurance coverage.

     6.8 COMPLIANCE WITH LAWS. Comply in all material respects with all material laws and regulations applicable to it and to the operation of its business, including without limitation those relating to environmental and health matters, and do all things necessary to maintain, renew and keep in full force and effect all rights, permits, licenses, certificates, satisfactory clearances and franchises necessary to enable it to continue its business.

     6.9 ENVIRONMENTAL VIOLATIONS.

         6.9.1 In the event that any hazardous or toxic substances, pollutants, contaminants, solid waste or hazardous waste, or petroleum are released (as that term is defined under Environmental Laws) at the Property, or are otherwise found to be in, on, under or about the Property in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, immediately will notify Lender in writing and will commence such action as may be required with respect to such items, including, but not limited to, removal and cleanup thereof, and deposit with Lender cash collateral, letter of credit, bond or other assurance of performance in form, substance and amount reasonably acceptable to Lender to cover the cost of such action. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such items.

         6.9.2 In the event Borrower receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to the Property or Borrower's activities or operations at the Property, immediately notify Lender in writing and will commence such action as may be required with respect to such Environmental Claim. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such Environmental Claim.

     6.10 ACCOUNTS. So long as any of the Loans are in effect: (i) maintain Lender as TKOGC's and OGHEAC's primary bank of account; (ii) TKOGC and OGHEAC will maintain all operating accounts, investment accounts and cash management services at Lender and (iii) KHI and KAI will use their best efforts to move their accounts to Lender and maintain all operating accounts, investment accounts and cash management services at Lender in a reasonably timely manner provided Lender makes a satisfactory service proposal.

     6.11 ERISA COMPLIANCE. Comply in all material respects with the applicable provisions of ERISA and furnish to Lender: (i) as soon as possible, and in any event within 30 days after any officer of it or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of it to the PBGC in an aggregate amount exceeding $25,000, a statement of a financial officer setting forth details as to such Reportable Event and the action that it proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC,
(ii) promptly after receipt thereof, a copy of any notice it or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of its financial officer setting forth details as to such failure and the action that it proposes to take with respect thereto together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in an amount exceeding $25,000, or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of it or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $25,000.

     6.12 NOTICE OF DEFAULT. Notify Lender in writing within five days after it knows or has reason to know of the occurrence of an Event of Default.

     6.13 SALE AND LEASEBACK. Except as may be permitted by Section 7.1, not directly or indirectly enter into any arrangement to sell or transfer all or any part of its assets then owned by Borrower and each Guarantor and thereupon or within one year thereafter rent or lease any of the assets so sold or transferred.

     6.14 WAIVERS. Unless Borrower receives reasonably equivalent value in exchange therefor, not waive any right or rights of substantial value which, singly or in the aggregate, is or are material to its condition (financial or other), properties or business.

     6.15 BUSINESS NAMES AND LOCATIONS. Immediately notify Lender of any change in the name under which Borrower and each Guarantor conducts its respective business and, unless Lender otherwise consents in writing, keep and maintain all of the Collateral supplied by Borrower and each Guarantor only at its respective addresses listed in the Disclosure Schedule, keep its respective principal place of business at the address specified in the Disclosure Schedule and notify Lender immediately upon the opening or closing of any place from which Borrower and each Guarantor conducts business.

     6.16 ACQUISITION OF ASSETS. Not acquire any assets, real or personal, unless such assets are automatically covered by the existing Security Documents or within 10 days of such acquisition, Borrower or Guarantor, as applicable, delivers to Lender a mortgage, pledge or security agreement to encumber such asset in favor of Lender.

7. NEGATIVE COVENANTS. From the date of execution of this Agreement until all of the Obligations have been fully paid, Borrower will not, and Borrower will cause each Guarantor to not, without Lender's prior written consent:

     7.1 DEBT. Incur any Debt or permit any Subsidiary to incur any Debt other than: (a) the Loans and any subsequent Indebtedness to Lender; (b) open account obligations incurred in the ordinary course of business having maturities of less than 90 days; (c) the Senior Notes; (d) Debt as listed in SCHEDULE 7.1, hereto, and (e) Debt not covered by items (a) through (d) hereof not in excess of $1,000,000 outstanding at any time. For the purposes of Section 7.1, any Person becoming a Subsidiary after the date hereof shall be deemed to have incurred all of its then outstanding Debt at the time it becomes a Subsidiary.

     7.2 ACQUISITIONS. Acquire the stock or all or substantially all of the assets of any other Persons or merge with any other Person, without the prior written consent of the Lender.

     7.3 LIENS. Incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens. In addition, Borrower will not permit any of the TKOGC Subsidiaries to incur Debt that is secured by any lien or encumbrance other than by Permitted Liens. In addition, the Borrower will not agree to or permit its Subsidiaries to agree to a negative pledge with respect to its assets except to Lender, in its capacity as Collateral Agent, and as provided in the Note Purchase Agreement executed in connection with the Senior Notes.

     7.4 GUARANTEES. Other than with respect to the Senior Notes and guarantees by one or more of the Persons constituting Borrower of the obligations of one or more other Persons constituting Borrower or of the obligations of any Guarantor or real estate rental obligations of any Subsidiary, guarantee, endorse or become contingently liable for the obligations of any person, firm or corporation, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection or accounts payable incurred by Subsidiaries in the ordinary course of business.

     7.5 INTEREST COVERAGE RATIO. Permit the ratio of Borrower's consolidated earnings before interest and taxes for the prior three-month period divided by the interest expenses for the prior three-month period to be less than 1.25 to
1.0 measured on each March 31, June 30, September 30 and December 31, that any Loan remains outstanding based upon the results of the most current quarter.

     7.6 NET WORTH MAINTENANCE. Fail to maintain at all times a minimum consolidated Net Worth of not less than $110,000,000 as of the Closing Date and thereafter, calculated at the end of each quarter thereafter. The amount of Tangible Net Worth must be at all times at least $35,000,000. As used herein, "Tangible Net Worth" shall mean the sum of all assets, excluding intangible assets, minus the sum of all liabilities.

     7.7 MINIMUM EBITDA. Permit consolidated earnings before interest and taxes plus depreciation and amortization for the fiscal quarter ending on March 31, 2001, and for each fiscal quarter thereafter as measured on each June 30, September 30, December 31 and March 31, to be less than $6,000,000.00.

     7.8 CAPITAL EXPENDITURES. Make capital expenditures or acquisitions, including the capitalized value of any leases in the aggregate, which, when calculated in accordance with generally accepted accounting principles, would exceed $8,000,000.00 in fiscal year 2001 and thereafter.

     7.9 FUNDED DEBT. Permit Consolidated Funded Debt to exceed $82,000,000 at any time.

     7.10 CASH BALANCES HELD BY SUBSIDIARIES. Permit the TKOGC Subsidiaries, other than OGHEAC and KAI, to hold cash balances for any reason other than to fund working capital and other general corporate purposes in the ordinary course; provided however that the Borrower may, with Lender's prior written consent which will not be unreasonably withheld, permit any foreign subsidiary, created solely for the purpose of minimizing tax liability, to hold cash balances.

     7.11 REDEMPTIONS. Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any shares of its capital stock now or hereafter outstanding, except as part of a stock option plan, a stock buy back plan or stock distribution plan that may be approved by the Board of Directors of Borrower, provided, however, that the value of such purchase, retirement, redemption or acquisition does not exceed $1,000,000.

     7.12 INVESTMENTS. The Borrower will not, and will not permit any TKOGC Subsidiaries to, at any time make or permit to exist any Investment except:

         7.12.1 Property to be used in the ordinary course of business of the Borrower and the TKOGC Subsidiaries;

         7.12.2 Current assets arising from the sale or goods and services in the ordinary course of business of the Borrower and the TKOGC Subsidiaries;

         7.12.3 Investments in one or more subsidiaries or in any Person that concurrently with such Investment becomes a subsidiary; provided that such Investments are in compliance with Section 7.10, above and as to an Investment in foreign subsidiaries (other than a Borrower or any Guarantor), such Investments do not exceed $1,000,000 in the aggregate in any fiscal year;

         7.12.4 Investments existing as of the date hereof and more particularly set forth in SCHEDULE 7.12.4 hereof;

         7.12.5 Investments in United States Governmental Securities, provided that such obligations mature within 365 days from the date of acquisition thereof;

         7.12.6 Investments in securities issued by Federal Farm Credit Bank, Federal National Mortgage Association, Federal Home Loan Mortgage Corp., Federal Home Loan Bank, Student Loan Marketing Association, and Tennessee Valley Authority, provided that such obligations mature within 365 days from the date of acquisition thereof;

         7.12.7 Investments in certificates of deposit, banker's acceptances or accounts issued or held by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

         7.12.8 Investments in accounts held by a Non-Qualifying Bank, provided that the amount held in accounts by all Non-Qualifying Banks for the benefit of Borrower or any TKOGC Subsidiary will not exceed the amount of working capital required by Borrower; or such TKOGC Subsidiary in the ordinary course of business;

         7.12.9 Investments in variable rate tax exempt bonds, notes or funds given either of the two highest ratings by a credit rating agency of recognized national standing, or if payment thereunder may be made by drawing on letters of credit issued by Acceptable Banks, so long as the Investments in such bonds, notes or funds mature within one year of the date of acquisition thereof;

         7.12.10 Investments in commercial paper given either of the two highest ratings by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof; and

         7.12.11 Investments in money market mutual funds that invest solely in so-called "money market" instruments maturing not more than one year after the acquisition thereof, which funds have assets in excess of $500,000,000.

         7.12.12 Investments not otherwise included in Section 7.12.1 through 7.12.11, provided that at the time any such investment is made and immediately after giving effect thereto, the aggregate amount of all such investments would not exceed 12.5% of Consolidated Net Worth.

         As used in this Section:

                  "ACCEPTABLE BANK" means any bank or trust company (i) which is organized under the laws of the United States of America or any state thereof, the United Kingdom, France or Canada, (ii) which has capital, surplus and undivided profits aggregating at least $500,000,000 and
         (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the Capital Stock of such bank or trust company) shall have been given a rating of "A" or better by Standard and Poor's Ratings Group, "A2" or better by Moody's Investors Service, Inc. or an equivalent rating by any other credit rating agency of recognized national standing.

                  "INVESTMENT" means any investment, made in cash or by delivery of property, by Borrower or any Subsidiary in any Person, whether by acquisition, of capital stock, debt or other obligation or security, or by loan, guaranty, advance, capital contribution or otherwise.

                  "NON-QUALIFYING BANK" means any bank or trust company, other than an Acceptable Bank, which has capital, surplus and undivided profits aggregating at least $100,000,000 (or the equivalent in a foreign currency).

                  "UNITED STATES GOVERNMENTAL SECURITY" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

     7.13 MERGER, ACQUISITION OR SALE OF ASSETS. (a) Except for mergers and acquisitions for which Borrower, or any one of them, is the surviving entity and do not result in a Default, merge or consolidate with or into any other entity, or (b) acquire all or substantially all the assets of any person, firm, partnership, joint venture or corporation, or (c) except for disposition in which the aggregate proceeds (or the Fair Market Value of such property) is less than $1,000,000 per transaction or $2,000,000 in the aggregate per fiscal year, sell, lease or otherwise dispose of any of its assets except for dispositions in the ordinary course of business (collectively, a "Sale") without Lender's prior consent. For any Sale of assets pursuant to this SECTION 7.13 which exceed the amount of $1,000,000 per transaction or $2,000,000 in the aggregate per fiscal year and to which Lender consents, within five (5) business days of any Sale of assets, the Borrower shall make a mandatory prepayment of principal from the net proceeds of such Sale (or the Fair Market Value of such property) to Lender and the Noteholders consistent with the terms of the Intercreditor Agreement and the Total Facility will be reduced by the amount of the payment made to Lender. To the extent that Borrower receives any notes receivable or chattel paper in exchange for a transfer permitted under this Section 7.13, Borrower shall grant a security interest in and pledge such notes receivable or chattel paper to Lender as Collateral Agent pursuant to the Intercreditor Agreement.

     7.14 ADVANCES AND LOANS. Except investments permitted by Section 7.12, above, lend money, give credit or make advances (other than advances not to exceed $10,000 for any one employee and other reasonable and ordinary advances to cover reasonable expenses of employees, such as travel expenses) to any person, firm, joint venture or corporation, including, without limitation, Affiliates.

     7.15 SUBSIDIARIES. Except for acquisitions in compliance with Section 7.2 above or investments in compliance with Section 7.12, above, acquire any Subsidiaries, create any Subsidiaries or enter into any partnership or joint venture agreements.

     7.16 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of its business, and is on fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a non-Affiliate.

     7.17 PREPAYMENTS TO NOTEHOLDERS. Except for those prepayments permitted to be paid to the Noteholders under the Intercreditor Agreement, make any prepayments of indebtedness under the Note Purchase Agreement to Noteholders.

     7.18 DIVIDENDS. Not permit TKOGC to declare or pay dividends of any kind (other than dividends payable solely in shares of its capital stock) on any shares of its capital stock now or hereafter outstanding or make any other distribution of cash or property to its shareholders or their family members.

     7.19 NOTE PURCHASE AGREEMENT. Take any action under this Agreement that could or would with the passage of time result in the occurrence of a default or an Event of Default under the Note Purchase Agreement.

     7.20 INTERCREDITOR AGREEMENT. Permit Borrower to take any action under this Agreement that could or would with the passage of time result in the occurrence of a default or an Event of Default under the Intercreditor Agreement.

     7.21 POST-CLOSING MATTERS. Fail to deliver to Lender in form and substance satisfactory to Lender the documents, if any, noted as post-closing items on
SCHEDULE 7.21 on or before the date specified on SCHEDULE 7.21. If all of such documents have not been delivered by the earlier of the date specified on
SCHEDULE 7.21 or May 15, 2001, then an Event of Default will be deemed to have occurred hereunder, and Lender will have no obligation to make any further advance hereunder at any time, as well as the other rights and remedies available to Lender under this Agreement, and Lender may retain any Commitment Fees paid pursuant to SECTION 3.1.4, above, to cover fees and expenses of Lender through the date hereof. Notwithstanding any date set forth above or in Schedule 7.21, upon request of Borrower, Lender may extend such deadlines in its sole discretion.

8. EVENTS OF DEFAULT. Upon the occurrence of any of the following events with respect to Borrower or any Guarantor:

     8.1 NON-PAYMENT. The non-payment of any principal amount of any Note when due, whether by acceleration or otherwise, or the nonpayment of any interest upon any Note or any other amount due Lender pursuant to this Agreement within 5 days of when the same is due;

     8.2 COVENANTS. The default in the due observance of any affirmative covenant or agreement to be kept or performed by it under the terms of this Agreement or any of the Security Documents and the failure or inability of it to cure such default within 30 days of the occurrence thereof; provided that such 30 day grace period will not apply to: (a) any default which in Lender's good faith determination is incapable of cure, (b) any default that has previously occurred, (c) any default in any negative covenants, or (d) any failure to maintain insurance or to permit inspection of the Collateral or of its books and records.

     8.3 REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by it in this Agreement, in any of the Security Documents or in any report, certificate, opinion, financial statement or other document furnished in connection with the Obligations is false or erroneous in any material respect or any material breach thereof has been committed;

     8.4 OBLIGATIONS. Except as provided in Sections 8.1, 8.2 and 8.3 above, the default by it in the due observance of any covenant, negative covenant or agreement to be kept or performed by it under the terms of this Agreement, the Security Documents or any document now or in the future executed in connection with any of the Obligations and the lapse of any applicable cure period provided therein with respect to such default, or, if so defined therein, the occurrence of any Event of Default or Default (as such terms are defined therein);

     8.5 BANKRUPTCY, ETC. It: (a) dissolves or is the subject of any dissolution, a winding up or liquidation; (b) makes a general assignment for the benefit of creditors; or (c) files or has filed against it a petition in bankruptcy, for a reorganization or an arrangement, or for a receiver, trustee or similar creditors' representative for its property or assets or any part thereof, or any other proceeding under any federal or state insolvency law, and if filed against it, the same has not been dismissed or discharged within 60 days thereof;

     8.6 EXECUTION, ATTACHMENT, ETC. The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against it or against any of the Collateral, except those liens being diligently contested in good faith which in the aggregate do not exceed $500,000;

     8.7 LOSS, THEFT OR SUBSTANTIAL DAMAGE TO THE COLLATERAL. In addition to the rights of Lender to deal with proceeds of insurance as provided in the Security Documents, the loss, theft or substantial damage to the Collateral if the result of such occurrence (singly or in the aggregate) is the failure or inability to resume substantially normal operation of its business within 30 days of the date of such occurrence;

     8.8 JUDGMENTS. Unless in the opinion of Lender adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $500,000 against it and the failure by it to discharge the same, or cause it to be discharged, within 10 days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment; the entry of one or more final monetary or non-monetary judgments or order which, singly or in the aggregate, does or could reasonably be expected to: (a) cause a material adverse change in the value of the Collateral or its condition (financial or otherwise), operations, properties or prospects, (b) have a material adverse effect on its ability to perform its obligations under this Agreement or the Security Documents, or (c) have a material adverse effect on the rights and remedies of Lender under this Agreement, any Note or any Security Document;

     8.9 REVOCATION OF GUARANTEE. The revocation or attempted revocation or limitation in whole or in part of any Guarantee;

     8.10 IMPAIRMENT OF SECURITY. (a) The validity or effectiveness of any Security Document or its transfer, grant, pledge, mortgage or assignment by the party executing it in favor of Lender is impaired; (b) any party to a Security Document asserts that any Security Document is not a legal, valid and binding obligation of it enforceable in accordance with its terms except affected by applicable bankruptcy and insolvency laws and general principles of equity (regardless of whether asserted in a proceeding in law or in equity); (c) the security interest or lien purporting to be created by any of the Security Documents ceases to be or is asserted by any party to any Security Document (other than Lender) not to be a valid, perfected lien subject to no liens other than liens not prohibited by this Agreement or any Security Document; or (d) any Security Document is amended, subordinated, terminated or discharged, or any person is released from any of its covenants or obligations except to the extent that Lender expressly consents in writing thereto;

     8.11 BOND DOCUMENTS. The occurrence of an Event of Default under and as defined in the Bond Documents.

     8.12 OTHER INDEBTEDNESS TO LENDER OR LENDER'S AFFILIATES. A default with respect to any evidence of Debt in excess of $10,000 by it (other than to Lender pursuant to this Agreement) to Lender or to any of Lender's Affiliates, if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to the stated maturity thereof, or if any Debt in excess of $10,000 of it for borrowed money (other than to Lender pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

     8.13 OTHER DEBT. A default with respect to any evidence of Debt in excess of $250,000 by it (other than to Lender or to any of Lender's Affiliates), if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to the stated maturity thereof, or if any Debt of it in excess of $250,000 for borrowed money (other than to Lender or Lender's Affiliate pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

     8.14 MATERIAL ADVERSE CHANGE. Lender in its sole discretion determines in good faith that a material adverse change has occurred in the financial condition of Borrower and the Guarantors, taken as a whole, from (i) the financial condition set forth in the financial statements most recently furnished to Lender, or (ii) as set forth in the financial statements immediately preceding the financial statements most recently furnished to Lender or the financial condition of Borrower or any Guarantor most recently disclosed to Lender in any manner;

     8.15 IMPAIRMENT OF POSITION. Lender in its sole discretion determines in good faith that an event has occurred which materially impairs the prospect of payment of the Obligations and/or the value of the Collateral;

     8.16 DEPRECIATION OF COLLATERAL. The market value of the Collateral in the aggregate has depreciated as determined by Lender in its reasonable judgment and Borrower or Guarantor, as applicable, fails to provide additional Collateral subject to similar documentation, all in form amount and substance reasonably acceptable to Lender;

     8.17 INTERCREDITOR AGREEMENT. The breach of Borrower or the Noteholders of any provision of the Intercreditor Agreement and the continuance of such breach for a period of five (5) business days.

then immediately upon the occurrence of any of the events described in SECTION
8.5 and at the option of the Lender upon the occurrence of any other Event of Default, the Loans, all Notes and all other Obligations immediately will mature and become due and payable without presentment, demand, protest or notice of any kind which are hereby expressly waived. After the occurrence of any Event of Default, Lender is authorized without notice to anyone to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party), Lender or any of Lender's Affiliate. The rights and remedies of Lender upon the occurrence of any Event of Default will include but not be limited to all rights and remedies provided in the Security Documents and all rights and remedies provided under applicable law. In furtherance but not in limitation of the foregoing, upon the occurrence of an Event of Default, Lender may refuse to make any further advances under any revolving credit note included in the Obligations. Borrower waives any requirement of marshalling of the assets covered by the Security Documents upon the occurrence of any Event of Default. Upon or at any time after the occurrence of an Event of Default, Lender may request the appointment of a receiver of the Collateral. Such appointment may be made without notice, and without regard to (i) the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Obligations; and (ii) the value of the Collateral at such time. Such receiver will have the power to take possession, control and care of the Collateral and to collect all accounts resulting therefrom. Notwithstanding the appointment of any receiver, trustee, or other custodian, Lender will be entitled to the possession and control of any cash, or other instruments at the time held by, or payable or deliverable under the terms of this Loan Agreement or any Security Documents to Lender.

9. CONDITIONS PRECEDENT.

     9.1 AT CLOSING. Lender's obligation to make any of the Loans is conditioned upon the receipt by Lender of all documents in form and substance acceptable to Lender listed on the Closing Memo, except for those specifically listed thereon as post-closing items.

     9.2 NOTE PURCHASE AGREEMENT AMENDMENTS. Lender's obligation to make any of the Loans is conditioned upon the receipt by Lender of evidence that certain amendments, acceptable to Lender in its sole discretion, to the Note Purchase Agreement have been completed.

     9.3 ADDITIONAL ADVANCES. Lender's obligations to make any Loan and/or any advance under any Note on any date in the future (to the extent that there are funds remaining to be disbursed hereunder or under any Note) are subject to the conditions precedent that:

         9.3.1 NO DEFAULTS. There does not exist any Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default.

         9.3.2 ACCURACY. The representations and warranties contained in this Agreement, the Security Documents, and in each document listed on the Closing Memo and in any document delivered in connection therewith will be true and accurate on and as of such date, in all material respects, except as such warranties and representations may be affected by: (a) this Agreement or transactions contemplated thereby, and (b) events occurring after the Closing Date as to those representations and warranties relating to the Current Financial Statements.

     9.4 BORROWING REPRESENTATIONS. Each borrowing by Borrower hereunder will constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions set forth in SECTION 9.3 have been satisfied.

10. CLOSING EXPENSES. In connection with the closing of the Original Agreement, Borrower paid Lender immediately upon the execution of the Original Agreement a reasonable sum for expenses and Attorneys Fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and the attendant documents and the consummation of the transactions contemplated hereby together with all: (a) recording fees and taxes; (b) survey, appraisal and environmental report charges; and (c) title search and title insurance charges, including any stamp or documentary taxes, charges or similar levies which arise from the payment made hereunder or from the execution, delivery or registration or any Security Document or that Agreement. Upon the execution of the Amended and Restated Agreement, Borrower will pay Lender a reasonable sum for expenses and Attorneys Fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and the attendant documents and the consummation of the transactions contemplated hereby together with all: (a) recording fees and taxes; (b) survey, appraisal and environmental report charges; and (c) title search and title insurance charges, including any stamp or documentary taxes, charges or similar levies which arise from the payment made hereunder or from the execution, delivery or registration or any Security Document or this Agreement. If Borrower fails to pay such fees, Lender is entitled to disburse such sums as an advance under any Note.

11. POST-CLOSING EXPENSES. To the extent that Lender incurs any costs or expenses in protecting or enforcing its rights in the Collateral or observing or performing any of the conditions or obligations of Borrower or any Guarantor thereunder, including but not limited to reasonable Attorneys' Fees in connection with litigation, preparation of amendments or waivers, present or future stamp or documentary taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of any Security Document or this Agreement, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate.

12. REPRESENTATIONS AND WARRANTIES TO SURVIVE. All representations, warranties, covenants, indemnities and agreements made by Borrower herein and in the Security Documents will survive the execution and delivery of this Agreement, the Security Documents and the issuance of any Notes.

13. ENVIRONMENTAL INDEMNIFICATION. Lender will not be deemed to assume any liability or obligation for loss, damage, fines, penalties, claims or duties to clean-up or dispose of wastes or materials on or relating to the Property merely by conducting any inspections of the Property or by obtaining title to the Property by foreclosure, deed in lieu of foreclosure or otherwise. Borrower, including its successors and assigns, agrees to remain fully liable and will indemnify, defend and hold harmless Lender, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns, from and against any claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, liabilities, costs, expenses, clean-up costs, waste disposal costs, litigation costs, fines, penalties, damages and other related liabilities arising from (i) the failure of Borrower to perform any obligation herein required to be performed by Borrower, (ii) the removal or other remediation of hazardous or toxic substances, hazardous wastes, pollutants or contaminants, solid waste or petroleum at or from the Property,
(iii) any act or omission, event or circumstance existing or occurring resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Property, (iv) any and all claims or proceedings (whether brought by private party or governmental agency) for bodily injury, property damage, abatement or remediation, environmental damage or impairment and any other injury or damage resulting from or relating to any hazardous or toxic substances, hazardous waste, pollutants, contaminants, solid waste, or petroleum located upon or migrating into, from or through the Property (whether or not any or all of the foregoing was caused by the Borrower or its tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of such material or the mere presence of such material on the Property), and (v) Borrower's breach of any representation or warranty contained in this Section. Without limitation, the foregoing indemnities will apply to Lender with respect to claims, demands, losses, damages (including consequential damages), liabilities, causes of action, judgements, penalties, costs and expenses (including reasonable attorneys' fees and court costs) which in whole or in part are caused by or arise out of the negligence of Lender. Such indemnity, however, will not apply to Lender to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of Lender. All environmental representations, warranties, covenants, and indemnities will continue indefinitely and may not be cancelled or terminated except by a writing signed by Lender specifically referring to this Section. Notwithstanding anything contained to the contrary in the Note, Loan Agreement, or other loan documents evidencing or securing the Obligations, the provisions of this Section will survive the termination or expiration of the Obligations, the full repayment of the Obligations, or the acquiring of title by Borrower or its successors and assigns by foreclosure, deed in lieu of foreclosure or otherwise, and will be fully enforceable against Borrower and its successors and assigns. The provisions of this Section will constitute a separate undertaking by Borrower and will be an inducement to Borrower in extending the Loan evidencing the Obligations to Borrower. The provisions of this Section will not be subject to any anti-deficiency or similar laws.

14. DEFINITIONS. For purposes hereof:

     14.1 Each accounting term not defined or modified herein will have the meaning given to it under generally accepted accounting principles in effect on the Closing Date.

     14.2 "Affiliate" will mean any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of Person's direct or indirect parent corporations, partners, Subsidiaries, and the officers, shareholders, members, directors and partners of any of the foregoing and persons related by blood or marriage to any of the foregoing will be deemed to be a Person's Affiliates for purposes of this Agreement.

     14.3 "Attorneys Fees" will mean the reasonable value of the services (and all costs and expenses related thereto) of the attorneys (and all paralegals and other staff employed by such attorneys) employed by Lender from time to time to:
(i) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to the Collateral or this Agreement; (ii) protect, collect, lease or sell, any of the Collateral; (iii) attempt to enforce any lien on any of the Collateral or to give any advice with respect to such enforcement; (iv) enforce any of Lender's rights to collect any of the Obligations; (v) give Lender advice with respect to this Agreement, including but not limited to advice in connection with any default, workout or bankruptcy; (vi) prepare any amendments, restatements, amendments or waivers to this Agreement or any of the documents executed in connection with any of the Obligations.

     14.4 "Bond Documents" will mean the Trust Indenture dated as of September 1, 1986 between the County of Butler, Ohio and PNC Bank, Ohio, National Association, executed in connection with the Bonds, the Loan Agreement dated as of September 1, 1986 between O'Gara Hess & Eisenhardt Armoring Company Limited Partnership and the County of Butler, Ohio executed in connection with the Bonds and all other documents executed in connection with the Bonds.

     14.5 "Business Day" will mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Ohio.

     14.6 "Capitalization" will mean Funded Debt plus Net Worth.

     14.7 "Closing" will mean the execution and delivery of the documents listed on the Closing Memo.

     14.8 "Closing Date" will mean the date on which this Agreement is executed.

     14.9 "Closing Memo" will mean the Closing Memorandum between Borrower and Lender in connection with the transactions represented by this Agreement.

     14.10 "Code" will mean the Internal Revenue Code of 1986, as amended from time to time.

     14.11 "Collateral" will mean any property, real or personal, tangible or intangible, now or in the future securing the Obligations, including but not limited to the property covered by the Security Documents listed in the Closing Memo.

     14.12 "Collateral Agent" will mean KeyBank National Association as the Collateral Agent under the Intercreditor Agreement dated as of even date herewith.

     14.13 "Compliance Certificate" will mean the Compliance Certificate in the form delivered to Borrower by Lender in connection with the Closing.

     14.14 "Current Financial Statements" will mean the following financial statements: TKOGC's internally prepared consolidated balance sheet dated December 31, 2000 and statement of profit, loss and surplus for the period January 1, 2000 through December 31, 2000. For the purposes of any future date on which the representations and warranties contained in SECTION 5 hereof are deemed to be remade, the most current financial statements, tax returns or other documents with respect to Borrower or any Guarantor delivered to Lender pursuant to SECTION 6 above will be deemed the "Current Financial Statements."

     14.15 "Debt" will mean, without duplication: (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services; (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities, and (iv) all obligations for any Swap. For the purposes of this Section, "Swap" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, and similar obligations obligating such Person making payments, whether periodically or upon the happening of a contingency. The amount of the obligation under any Swap shall be the amount determined by Lender in its reasonable calculation to be that portion of the Swap obligation that represents the credit risk of such Person under the Swap.

     14.16 "Default Rate" will mean 4% per annum plus the highest rate of interest that would otherwise be in effect under any Note but not more than the highest rate permitted by applicable law.

     14.17 "Default" will mean any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default.

     14.18 "Disclosure Schedule" will mean the Disclosure Schedule delivered by the Borrower to the Lender in connection with the Prior Agreement.

     14.19 "Environmental Report" will mean the environmental site assessment of the Property previously delivered to Lender.

     14.20 "ERISA Affiliate" will mean any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     14.21 "ERISA" will mean the Employee Retirement Income Security Act of 1974, or any successor statute, as amended from time to time.

     14.22 "Event of Default" will mean any of the events listed in SECTION 8.

     14.23 "Funded Debt" will mean all Indebtedness, other than any Swap amounts, as that term is defined in SECTION 14.29, on a consolidated basis, including any amount which may be considered the current portion of such Indebtedness.

     14.24 "Government Receivables" will mean those receivables payable to Borrower or Guarantor from the U.S. Government which are to be assigned to Lender in connection with this Agreement.

     14.25 "Governmental Authority" will mean the government of the United States of America or any state or other political subdivision thereof, or any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of the Company or any Subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     14.26 "Guarantees" will mean the guarantees of all or any part of the Obligations, now existing or hereafter arising, including but not limited to those listed on the Closing Memo, whether on a full, limited or non-recourse basis and such term will include any person or entity that hypothecates or otherwise pledges any property to Lender in connection with any of the Obligations and will include any amendments thereto and restatements thereof.

     14.27 "Guarantor(s)" will mean any persons or entities that now or in the future deliver one or more Guarantees to Lender, including but not limited to, Corplex, Inc., O'Gara Security International, Inc., O'Gara Satellite Networks, Inc., Kroll Environmental Enterprises, Inc., Kroll Information Services, Inc., Kroll Associates International Holdings, Inc., Kroll Background America, Inc., Kroll Lindquist Avey, Inc., Inphoto Surveillance, Inc., Kroll Schiff & Associates, Inc., Kroll Laboratory Specialists, Inc., Kroll-O'Gara Crisis Management Group, Inc., ITI Limited Partnership, International Training, Incorporated and Kroll Buchler Phillips, Ltd.

     14.28 "Hazardous wastes", "hazardous substances" and "pollutants or contaminants" will mean any substances, waste, pollutant or contaminant now or hereafter included with any respective terms under any now existing or hereinafter enacted or amended federal, state or local statute, ordinance, code or regulation, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA").

     14.29 "Indebtedness" will mean, without duplication: (i) all obligations for borrowed money or for the deferred purchase price of property (including capitalized lease obligations) or services; (ii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities, and (iii) all obligations for any Swap. For the purposes of this Section, "Swap" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, and similar obligations obligating such Person making payments, whether periodically or upon the happening of a contingency. The amount of the obligation under any Swap shall be the amount determined by Lender in its reasonable calculation to be that portion of the Swap obligation that represents the credit risk of such Person under the Swap.

     14.30 "Intercreditor Agreement" will mean the Collateral Agency and Intercreditor Agreement entered into as of even date with this Agreement between Lender and the Noteholders under the Note Purchase Agreement.

     14.31 "Lender's Affiliate" will mean any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof with Lender, whether such common control is direct or indirect. All of Lender's direct or indirect parent corporations, sister corporations, and Subsidiaries will be deemed to be a Lender's Affiliate for purposes of this Agreement.

     14.32 "Letters of Credit" will mean the Alternate Letter of Credit and all Transactional Letters of Credit.

     14.33 "Letter of Credit Documents" will mean the respective applications and agreements with respect to Letters of Credit on Lender's standard forms thereof (or such other form as Lender and Borrower may agree) signed at the time of issuance or renewal of such Letters of Credit.

     14.34 "Loan(s)" will mean any and all advances of funds under this Agreement or any of the Notes.

     14.35 "Mortgage" will mean the Open-End Mortgage, Assignment of Rents and Leases and Security Agreement from OGHEAC to Lender securing the reimbursement obligations relating to the Alternate Letter of Credit.

     14.36 "Multiemployer Plan" will mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code
Section 414) is making or
accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     14.37 "Net Worth," at any particular time, will mean the sum of the amounts appearing on the balance sheet of such entity under shareholder's equity as: (a) the stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) cumulative foreign currency translation adjustments.

     14.38 "Note(s)" will mean any note, now or in the future, between Borrower and Lender, and will include any amendments made thereto and restatements thereof, extensions and replacements.

     14.39 "Note Purchase Agreement" will mean the Note Purchase Agreement dated as of May 30, 1997 between The Kroll O'Gara Company, formerly known as The O'Gara Company, and the Purchasers (as defined therein), as amended from time to time as permitted by the Intercreditor Agreement.

     14.40 "Noteholders" will mean the Purchasers of Senior Notes pursuant to the Note Purchase Agreement.

     14.41 "Obligations" will mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lender or any of Lender's Affiliates from Borrower of any kind or nature, present or future (including any obligations under any interest rate swap, cap, collar, floor, option, forward, or other type of interest rate protection, foreign exchange or derivative transaction agreement, including any other master agreement covering any such transaction) whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Lender or Lender's Affiliates on the Closing Date.

     14.42 "PBGC" will mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     14.43 "Permitted Liens" will mean:

            (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by generally accepted accounting principles;

            (ii) deposits under workers' compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

            (iii) liens imposed by law, such as carriers' warehousemen's or mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

            (iv) liens in favor of Lender or the Noteholders permitted by the Intercreditor Agreement;

            (v) reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties, provided such do not materially detract from the use or value thereof as used by the owner thereof;

            (vi) attachment, judgment and similar liens provided that execution is effectively stayed pending a good faith contest;

            (vii) liens in favor of the United States or any department or agency thereof in connection with progress payments made to Borrower;

            (viii) liens existing on the date of this Agreement and securing Indebtedness of Borrower and/or its Subsidiaries referred to in
            SCHEDULE 14.42 attached hereto; and

            (ix) purchase money liens securing Debt permitted pursuant to
            SECTION 7.1, above, which liens are limited in scope to the property acquired with such Debt.

     14.44 "Person" will include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.

     14.45 "Plan" will mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of Borrower or any ERISA Affiliate.

     14.46 "Pledge Agreements" one or more Pledge Agreements executed and delivered by The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt Armoring Company, Kroll Holdings, Inc., Kroll Associates, Inc., O'Gara Security International, Inc., Kroll Associates International Holdings, Inc. and Kroll Background America, Inc. to Lender.

     14.47 "Pledged Collateral" will mean property of each Borrower and each Guarantor in which security interests are to be granted under the Pledge Agreements.

     14.48 "Prime Rate" means the higher of: (i) that interest rate established from time to time by Lender as Lender's Prime Rate, whether or not such rate is publicly announced, or (ii) one half of one percent (0.5%) plus the Federal Funds Effective Rate. The Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. As used herein, the "Federal Funds Effective Rate" will mean a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the prior day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the opening quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

     14.49 "Priority Indebtedness" means, at any time, without duplication, the sum of (a) all Debt of the Borrower secured by any Lien, other than any such Debt secured by a Lien permitted by Section 14.43, the definition of Permitted Liens, plus (b) all Debt of Subsidiaries, provided that there shall be excluded from Priority Indebtedness (i) Debt of any Guarantor under the Guaranty Agreement as defined in Note Purchase Agreements dated as of May 30, 1997 between TKOGC and the Purchasers named therein ("Note Purchase Agreements"),
(ii) unsecured Debt of any Guarantor, so long as such obligations of such Guarantor are subject to the sharing provisions of the Sharing Agreement (as defined in the Note Purchase Agreements) or are subject to an agreement substantially similar to that provided for in the Sharing Agreement with Lender as a party, (iii) Debt under this Agreement and under the notes issued under the Note Purchase Agreements, and (iv) any Debt of any Subsidiary under clause (b) above owing solely to the Borrower or any Wholly-Owned Subsidiary.

     14.50 "Proxy Statement/Prospectus" will mean any document for disclosure or reporting purposes filed with the Securities and Exchange Commission and publicly available.

     14.51 "Reportable Event" will mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

     14.52 "Security Documents" will mean the agreements, pledges, mortgages, guarantees, or other documents delivered by Borrower, any Guarantor or any other person or entity to Lender previously, now or in the future to encumber the Collateral in favor of Lender, including but not limited to those listed on the Closing Memo, and all amendments thereto and restatements thereof.

     14.53 "Senior Notes" will mean those notes issued pursuant to Borrower's $35,000,000 Note Purchase Agreement dated as of May 30, 1997 with the Lenders listed in such Agreement.

     14.54 "Subsidiaries" will mean a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by a Person or by subsidiaries of such subsidiaries.

     14.55 "Withdrawal Liability" will mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

All other terms contained in this Agreement and not otherwise defined herein will, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Ohio to the extent the same are defined therein.

15. GENERAL.

     15.1 INDEMNITY. Borrower will indemnify, defend and hold harmless Lender, its directors, officers, counsel and employees, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and Attorneys' Fees reasonably incurred), that Lender or any such indemnified party may incur arising under or by reason of this Agreement or any act hereunder or with respect hereto or thereto including but not limited to any of the foregoing relating to any act, mistake or failure to act in perfecting, maintaining, protecting or realizing on any collateral or lien thereon except the willful misconduct or gross negligence of such indemnified party. Without limiting the generality of the foregoing and subject to terms and conditions of the foregoing, Borrower agrees that if, after receipt by Lender of any payment of all or any part of the Obligations, demand is made at any time upon Lender for the repayment or recovery of any amount or amounts received by it in payment or on account of the Obligations and Lender repays all or any part of such amount or amounts by reason of any judgment, decree or order of any court or administrative body, or by reason of any settlement or compromise of any such demand, this Agreement will continue in full force and effect and Borrower will be liable, and will indemnify, defend and hold harmless Lender for the amount or amounts so repaid. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender's rights under this Agreement and will be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section will survive the expiration or termination of this Agreement.

     15.2 CONTINUING AGREEMENT. This Agreement is and is intended to be a continuing Agreement and will remain in full force and effect until the Loan is finally and irrevocably paid in full and this Agreement is terminated by a writing signed by Lender specifically terminating this Agreement.

     15.3 NO THIRD PARTY BENEFICIARIES. Nothing express or implied herein is intended or will be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reasons hereof.

     15.4 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained herein or in any of the agreements or transactions contemplated hereby is intended or will be construed to create any relationship other than as expressly stated herein or therein and will not create any joint venture, partnership or other relationship.

     15.5 WAIVER. No delay or omission on the part of Lender to exercise any right or power arising from any Event of Default will impair any such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or any acquiescence therein nor will the action or nonaction of Lender in case of such Event of Default impair any right or power arising as a result thereof or affect any subsequent default or any other default of the same or a different nature. No disbursement of the Loans hereunder will constitute a waiver of any of the conditions to Lender's obligation to make further disbursements; nor, in the event that Borrower is unable to satisfy any such condition, will any such disbursement have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

     15.6 NOTICES. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder will be in writing and will be conclusively deemed to have been received by a party hereto and to be effective if delivered personally to such party, or sent by telex, telecopy (followed by written confirmation) or other telegraphic means, or by overnight courier service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other in writing for such purpose:

         To Lender:                       KeyBank National Association
                                          525 Vine Street
                                          Cincinnati, Ohio  45202
                                          Attention: Louis A. Fender
                                          Telecopier:  513-762-8222

         To Borrower:                     The Kroll-O'Gara Company
                                          9113 LeSaint Drive
                                          Fairfield, Ohio  45014
                                          Attention: General Counsel
                                          Telecopier:  513-874-1262

                                                      and

                                          The Kroll-O'Gara Company
                                          900 3rd Avenue
                                          New York, New York 10022
                                          Attn:  Chief Financial Officer
                                          Telecopier:  212-750-5628


All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telex, telecopy or telegraphic means, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third business day after the day on which deposited in the mail.

     15.7 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided, however, that Borrower may not assign this Agreement in whole or in part without the prior written consent of Lender and Lender at any time may assign this Agreement in whole or in part, provided, however, that no such assignment by Lender will relieve Lender of its obligations hereunder unless Borrower so consents in writing.

     15.8 MODIFICATIONS. This Agreement, any Notes and the Security Documents, and the documents listed on the Closing Memo, constitute the entire agreement of the parties and supersede all prior agreements and understandings regarding the subject matter of this Agreement, including but not limited to any proposal or commitment letters. No modification or waiver of any provision of this Agreement, any Note, any of the Security Documents or any of the documents listed on the Closing Memo, nor consent to any departure by Borrower therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver or consent will in any event be effective unless the same is in writing and specifically refers to this Agreement, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

     15.9 REMEDIES CUMULATIVE. No single or partial exercise of any right or remedy by Lender will preclude any other or further exercise thereof or the exercise of any other right or remedy. All remedies hereunder and in any instrument or document evidencing, securing, guaranteeing or relating to any Loan or now or hereafter existing at law or in equity or by statute are cumulative and none of them will be exclusive of the others or any other remedy. All such rights and remedies may be exercised separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem appropriate.

     15.10 ILLEGALITY. If fulfillment of any provision hereof or any transaction related hereto or of any provision of the Notes or the Security Documents, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then IPSO FACTO, the obligation to be fulfilled will be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only will be void, as though not herein contained, and the remainder of this Agreement will remain operative and in full force and effect; and if such provision pertains to repayment of the Obligations, then, at the option of Lender, all of the Obligations of Borrower to Lender will become immediately due and payable.

     15.11 GENDER, ETC. Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.

     15.12 HEADINGS. The headings in this Agreement are for convenience only and will not limit or otherwise affect any of the terms hereof.

     15.13 TIME. Time is of the essence in the performance of this Loan
Agreement.

     15.14 GOVERNING LAW AND JURISDICTION; NO JURY TRIAL. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND BORROWER HEREBY AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN HAMILTON COUNTY, OHIO AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AT BORROWER'S ADDRESS SET FORTH HEREIN FOR NOTICES AND SERVICE SO

MADE WILL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME HAS BEEN DEPOSITED IN U.S. MAILS, POSTAGE PREPAID; PROVIDED THAT NOTHING CONTAINED HEREIN WILL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY OR AGAINST BORROWER INDIVIDUALLY, OR AGAINST ANY PROPERTY OF BORROWER, WITHIN ANY OTHER STATE OR NATION. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OR ANY ACTION INSTITUTED HEREUNDER. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY DOCUMENTS EVIDENCING ANY OF THE OBLIGATIONS, OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH AGREEMENTS.

        ((REMAINDER OF PAGE INTENTIONALLY BLANK, SIGNATURE PAGE FOLLOWS)


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

Executed as of March 30, 2001

                            BORROWER

                            THE KROLL-O'GARA COMPANY

                            By:______________________________________
                            Print Name: Abram S. Gordon
                            Title: Vice President

                            O'GARA-HESS & EISENHARDT
                            ARMORING COMPANY

                            By:______________________________________
                            Print Name: Abram S. Gordon
                            Title: Vice President

                            KROLL HOLDINGS, INC.

                            By:______________________________________
                            Print Name: Abram S. Gordon
                            Title: Vice President

                            KROLL ASSOCIATES, INC.

                            By:______________________________________
                            Print Name: Abram S. Gordon
                            Title: Vice President

                            LENDER

                            KEYBANK NATIONAL ASSOCIATION

                            By:______________________________________
                            Print Name: Louis A. Fender
                            Title: Senior Vice President


                                       43